Exhibit 11.1
HOME INNS & HOTELS MANAGEMENT INC.
CODE OF BUSINESS CONDUCT AND ETHICS
Speech from the CEO
Dear employees of Home Inns & Hotel Management Inc.:
Home Inns has been growing and our success is built on all your faithful and diligent work. However, as our business and environment evolves to become more and more complicated, sometimes we may do something that we may wrongfully think as correct. Therefore, we have to agree that, after all, to guide our behavior, we need to establish a legal principle that embraces our policy and administrative procedure as well as the generally accepted ethical principle and values.
This “Code of Business Conduce and Ethics” introduces in detail such basic principles. All directors, management people, employees and consultants have to read, digest and abide by the standards set out in the Code. The Code clearly specifies that we do not allow any unlawful or unethical behavior in any business affairs. The core value of business activities and ethics is integrity, and integrity has significant value to both the Company and individuals.
We need to communicate and exchange with each other constantly on the Code, and uphold honesty, fairness and integrity in our whole workplace and team.
I would like to take this opportunity to thank you for your everyday effort to make correct judgment, which is necessary for securing trust in Home Inns.
Wish you all the happiness in your work in Home Inns!
Jian Sun
CEO and director

Purpose
This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Home Inns & Hotels Management Inc. (the “Company”) consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.
This Code is designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
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full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company will file with, or submit to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the Code; and
•	accountability for adherence to the Code.
Applicability
This Code applies to all of the directors, officers, employees and consultants of the Company, whether they work for the Company on a full-time, part-time, consultative, or temporary basis (each an “employee” and collectively, the “employees”). Certain provisions of the Code apply specifically to our chief executive officer, chief financial officer, chief operating officer, vice-presidents and any other persons who perform similar functions for the Company (each, a “senior officer,” and collectively, “senior officers”).
The Board of Directors of the Company (the “Board”) has appointed Tanya Xiaoxian Tang as the Chief Compliance Officer (“CCO”) of the Company. If you want to report any acts in breach of this Code, please call the CCO at +(8621) 6483-5536 or e-mail her at jubao@homeinns.com. Calls at the hotmail and emails will reach the CCO directly. Any reportable events involving chief executive officer, chief financial officer, chief operating officer, vice-presidents or any other senior officers should be immediately relayed to the Audit Committee by the CCO for handling.
If you have any questions regarding this Code, please call Ms. Viviana Qin Ding of the Company’s internal audit department at +(8621) 3401-9898-1804.

Conflicts of Interest
Identifying Conflicts of Interest
A conflict of interest occurs when an employee’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that may make it difficult to perform your work objectively and effectively. In general, the following should be considered conflicts of interest:
•	Competing Business. No employee may be concurrently employed by a business that competes with the Company or deprives it of any business.
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Corporate Opportunity. No employee should use corporate property, information or his or her position with the Company to secure a business opportunity that would otherwise be available to the Company. If you discover a business opportunity that is in the Company’s line of business, through the use of the Company’s property, information or position, you must first present the business opportunity to the Company before pursuing the opportunity in your individual capacity.

•	Financial Interests.
(i)
No employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business entity if such financial interest adversely affects the employee’s performance of duties or responsibilities to the Company, or requires the employee to devote certain time during such employee’s working hours at the Company;

(ii)	No employee may hold any ownership interest in a privately-held company that is in competition with the Company;
(iii)	An employee may hold up to but no more than 5% ownership interest in a publicly traded company that is in competition with the Company;
(iv)
No employee may hold any ownership interest in a company that has a business relationship with the Company if such employee’s duties at the Company include managing or supervising the Company’s business relations with that company

If an employee’s ownership interest in a business entity described in clause (iii) above increases to more than 5%, the employee must immediately report such ownership to the Compliance Officer.
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Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

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Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Company. Employees must obtain prior approval from the Board before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

It is difficult to list all of the ways in which a conflict of interest may arise, and we have provided only a few, limited examples. If you are faced with a difficult business decision that is not addressed above, ask yourself the following questions:
•	Is it legal?
•	Is it honest and fair?
•	Is it in the best interests of the Company?
Disclosure of Conflicts of Interest
The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to the Compliance Officer. Conflicts of interest may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law.
Principles of handling relationships with interested related parties
“Interested related parties” refers to relationship between employees and customers, business partners, competitors, supervisory persons and other parties that have interested relationship with employees. Employees should treat all customers, business partners, competitors, supervisory persons and other employees on a fair basis.
Family Members and Work
The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of the Company. If a member of an employee’s family is interested in doing business with the Company, the criteria as to whether to enter into or continue the business relationship, and the terms and conditions of the relationship, must be no less favorable to the Company compared with those that would apply to a non-relative seeking to do business with the Company under similar circumstances.
Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the Compliance Officer. For purposes of this Code, “family members” or “members of your family” include your spouse, brothers, sisters and parents, in-laws and children.

Gifts and Entertainment
The giving and receiving of gifts is common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions.
It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment could not be viewed as an inducement to any particular business decision. All gifts and entertainment expenses made on behalf of the Company must be properly accounted for on expense reports.
Employees may only accept appropriate gifts. We encourage employees to submit gifts received to the Company. While it is not mandatory to submit small gifts, gifts of over RMB200 must be submitted immediately to the administration department of the Company.
The Company’s business conduct is founded on the principle of “fair transaction.” Therefore, no employee may receive kickbacks, bribe others, or secretly receive commissions or any other personal benefits. No employees should bribe government officials or staff for business needs.
Protection and Use of Company Assets
Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.
To ensure the protection and proper use of the Company’s assets, each employee should:
•	Exercise reasonable care to prevent theft, damage or misuse of Company property;
•	Promptly report the actual or suspected theft, damage or misuse of Company property;
•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and
•	Use Company property only for legitimate business purposes.

Intellectual Property and Confidentiality
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All inventions, creative works, computer software, and technical or trade secrets developed by an employee in the course of performing the employee’s duties or primarily through the use of the Company’s materials and technical resources while working at the Company, shall be the property of the Company.

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The Company maintains a strict confidentiality policy. All information of customers, suppliers and other parties acquired during business should be kept confidential. During an employee’s term of employment, the employee shall comply with any and all written or unwritten rules and policies concerning confidentiality and shall fulfill the duties and responsibilities concerning confidentiality applicable to the employee.

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In addition to fulfilling the responsibilities associated with his position in the Company, an employee shall not, without first obtaining approval from the Company, disclose, announce or publish trade secrets or other confidential business information of the Company, nor shall an employee use such confidential information outside the course of his duties to the Company.

•	Even outside the work environment, an employee must maintain vigilance and refrain from disclosing important information regarding the Company or its business, customers or employees.
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An employee’s duty of confidentiality with respect to the confidential information of the Company survives the termination of such employee’s employment with the Company for any reason until such time as the Company discloses such information publicly or the information otherwise becomes available in the public sphere through no fault of the employee.

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Upon termination of employment, or at such time as the Company requests, an employee must return to the Company all of its property without exception, including all forms of medium containing confidential information, and may not retain duplicate materials.

Accuracy of Financial Reports and Other Public Communications
As a public company, the Company is required to report its financial results and other material information about its business to the public and the SEC. It is the Company’s policy to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.
Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:
•	Financial results that seem inconsistent with the performance of the underlying business;
•	Transactions that do not seem to have an obvious business purpose; and
•	Requests to circumvent ordinary review and approval procedures.

The Company’s senior financial officers and other employees working in the Finance Department have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the Compliance Officer.
Employees who have queries about accounting and audits can directly report to the CCO through hotline or email. Any reportable events involving chief executive officer, chief financial officer, chief operating officer, vice-presidents or any other senior officers should be immediately relayed to the Audit Committee by the CCO for handling.
Company Records
Accurate and reliable records are crucial to the Company’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company’s records are the source of essential data that guides business decision-making and strategic planning. Company records include, but are not limited to, booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.
All Company records must be complete, accurate and reliable in all material respects. All of the Company’s assets and liabilities should be correctly recorded in an official accounting book. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. No unpublished or unregistered assets or funds should be established in any amount for any purpose. No transactions or arrangements shall be designed to evade the Company’s internal control system. No wrongful or fake accounting record should be set up for any purpose. If an employee is aware that a fund is used to pay items outside of the invoice, he should not release that fund or agree on that purchase price. You are responsible for understanding and complying with the Company’s record keeping policy.
Compliance with Laws and Regulations
Each employee has an obligation to comply with the laws of the cities, provinces, regions and countries in which the Company operates. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, offering or receiving gratuities, employment harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Employees are expected to understand and comply with all laws, rules and regulations that apply to your position at the Company. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from a compliance officer. If the compliance officer does not possess legal professional knowledge, you may seek assistance from legal professionals in a timely fashion.

Violations of the Code
All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.
If you know of or suspect a violation of this Code, it is your responsibility to immediately report the violation to the Compliance Officer, who will work with you to investigate your concern. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Compliance Officer and the Company will protect your confidentiality to the extent possible, consistent with the law and the Company’s need to investigate your concern.
It is the Company’s policy that any employee who violates this Code will be subject to appropriate discipline, including termination of employment, based upon the facts and circumstances of each particular situation. Your conduct as an employee of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.
The Company strictly prohibits retaliation against whistleblowers. An employee leaking information relating to the whistleblowers or inflicting retaliation against the whistleblowers will be dismissed and have the labor contract terminated. Violations of laws will be passed to legal organs for handling.
Effectiveness and Amendment of the Code
This Code of Business Conduct and Ethics becomes effective on the date of approval by the Board.
This Code of Business Conduct and Ethics can be amended with approval of the Board.
Waivers of the Code
Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code may be made only by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public.
Conclusion
This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact the Compliance Officer. We expect all employees to adhere to these standards. Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, including termination of employment.